FIRST AMENDMENT TO PLEDGE AGREEMENT

AND

SECOND AMENDMENT TO PROMISSORY NOTE

This First Amendment to Pledge Agreement and Second Amendment to Promissory Note (this “Amendment”) is made this 16th day of December, 2010, by and between Roger A. Parker (“Maker”) and Tracinda Corporation, a Nevada corporation (“Lender”).

WHEREAS, Maker executed and delivered to Lender the Promissory Note dated November 10, 2008 in the original principal amount of $7,500,000.00, as amended by the First Amendment to Promissory Note dated June 26, 2009 and effective as of May 11, 2009 (the “Note”);

WHEREAS, Maker, as Pledgor, and Lender, as Secured Party, entered into the Pledge Agreement dated June 26, 2009 and effective as of May 11, 2009 (the “Pledge Agreement”) pursuant to which Maker pledged 1,339,303 shares of common stock of Delta Petroleum Corporation (the “Delta Shares”) to secure Maker’s obligations under the Note;

WHEREAS, Maker and Lender desire to enter into this Amendment to provide that: (a) Lender will release the Delta Shares to Maker free and clear of any Liens, (b) Maker will pay to Lender $1,000,000.00 in cash, and (c) Maker will pledge and deliver to Lender substitute Collateral in lieu of the Delta Shares to secure Maker’s obligations under the Note; and

WHEREAS, Maker and Lender desire to amend the terms of the Note and the Pledge Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Maker and Lender agree as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Pledge Agreement.

2.	Release of Delta Shares. Upon execution of this Amendment, Lender shall deliver to Maker the original stock certificates listed on Schedule A to the Pledge Agreement representing the Delta Shares, free and clear of all Liens, and any original instrument of transfer or assignment executed in blank and delivered by Maker to Lender when originally pledging the Delta Shares.

3.	Payment by Maker to Lender. Upon execution of this Amendment, Maker shall make a payment on the Note to Lender in the sum of $1,000,000.00 by wire transfer of immediately available funds to an account specified by Lender to be applied (a) first to pay any accrued but unpaid interest owing under the Note, and (b) then to reduce the principal amount outstanding under the Note.

4.	Deliver of Substitute Collateral. Upon execution of this Amendment, Maker shall deliver to Lender stock certificate no. 1336-7 representing 250,000 shares of common stock, par value $0.0001 per share, of Recovery Energy Inc., a Nevada corporation (the “Recovery Shares”), as substitute Collateral for the Delta Shares.

5.	Amendments of the Note and the Pledge Agreement.

(a)	All references in the Note and the Pledge Agreement to the Delta Shares shall be replaced by and understood to be a reference to the Recovery Shares.

(b)	All references in the Note and the Pledge Agreement to Delta Petroleum Corporation shall be replaced by and understood to be a reference to Recovery Energy Inc.

(c)	Section 7(b) of the Pledge Agreement is hereby deleted in its entirety and replaced by “(b) [Intentionally omitted].”

(d)	The second sentence of Section 2 of the First Amendment to Promissory Note dated June 26, 2009 and effective as of May 11, 2009 is hereby deleted in its entirety.

(e)	Schedule A is hereby deleted in its entirety and the following inserted in its place: “Schedule A 250,000 shares of common stock, par value $0.0001 per share, of Recovery Energy Inc., a Nevada corporation represented by stock certificate no. 1336-7”

6.	Representations and Warranties. Maker represents and warrants to Lender that the representations and warranties set forth in Section 4 of the Pledge Agreement, as amended by this Amendment, are true and correct in all respects with respect to the Recovery Shares.

7.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

8.	Counterparts; Facsimile Signatures. This Amendment may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. This Amendment may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

9.	No other modifications. Except as expressly set forth in this Amendment, all of the terms and conditions of the Note and Pledge Agreement, as hereto for amended, shall remain in full force and effect without modification or amendment.

IN WITNESS WHEREOF, Maker and Lender have executed this Amendment as of the date first set forth above.

MAKER:	LENDER:

/s/ Roger A. Parker	Tracinda Corporation
Roger A. Parker

	By:	/s/ Anthony L. Mandekic
Anthony L. Mandekic
Secretary/Treasurer